Exhibit 99.1

Tapinator Reports Third Quarter 2018 Financial Results

Revenue year-to-date of $2.3 million increased 1% year-over-year

Bookings* year-to-date of $2.7 million up 3% year-over-year

New York, NY, November 13, 2018 - Tapinator, Inc. (OTCQB: TAPM), a developer and publisher of mobile games and applications on the iOS, Google Play and Amazon platforms today announced financial results for the quarter and nine months ended September 30, 2018 and the filing of its quarterly report with the Securities and Exchange Commission.

For the quarter ended September 30, 2018, Tapinator achieved revenue of approximately $681,000, bookings* of $1,088,000, net loss of approximately $608,000, and adjusted EBITDA* of approximately ($26,000), representing year-over-year changes of -20%, 21%, 20% and -121%, respectively.

For the nine-month year-to-date period ended September 30, 2018, Tapinator achieved revenue of approximately $2,303,000, bookings* of $2,688,000, net loss of approximately $2,081,000, and adjusted EBITDA* of approximately $144,000, representing year-over-year changes of 1%, 3%, -29% and 13%, respectively.

Quarterly Highlights

●	Quarterly revenue of $681,337; down 20% year-over-year
●	Quarterly bookings of $1,087,741; up 21% year-over-year*
●	Quarterly net loss of $607,997; up 20% year-over-year
●	Quarterly adjusted EBITDA of ($26,273); down 121% year-over-year*

Year-To-Date Highlights

●	Nine-month revenue of $2,303,698; up 1% year-over-year
●	Nine-month bookings of $2,687,699; up 3% year-over-year*
●	Nine-month net loss of $2,080,931, down 29% (an improvement) year-over-year
●	Nine-month adjusted EBITDA of $144,025 up 13% year-over-year*
●	$1,009,548 in cash as September 30, 2018; up 309% from $246,755 as of December 31, 2017

* A table has been included in this press release with: (1) non-GAAP adjustments to the Company’s revenue resulting in bookings (a non-GAAP measure) and (2) non-GAAP adjustments to the Company's net loss, resulting in adjusted EBITDA (a non-GAAP measure).

Andrew Merkatz, President of Tapinator, commented on the quarterly results, "Overall, our year-to-date results and outlook for the 2018 full year have come in below our earlier expectations. While we believe strongly in our core strategy of focusing on a limited number of Full-Featured Games and Apps that can achieve long-term leadership within their respective category, the growth in our Full-Featured business has been negatively impacted by new product launch delays, and the growth that we have achieved has been overshadowed by an accelerated decline from our legacy Rapid-Launch Games. On a positive note, however, the partnership that we announced at the beginning of Q3 with Cheetah Mobile for the distribution of Solitaire Dash is off to a strong start, and our near term product pipeline is robust. These developments lead us to continue to believe in the Company’s overall growth potential going into 2019 and beyond.”

Ilya Nikolayev, CEO of Tapinator, added, “We have three launches planned for the remainder of this year. Dice Mage Online will be launching globally on November 29th. Our second freemium subscription product will be launching globally later this month. Finally, our best-in-class idle tapper game will be soft launching on November 21st. We believe there is significant opportunity and revenue potential presented by each of these product launches.

We view our core portfolio (excluding our Legacy Rapid-Launch Games and certain older, catalog Full-Featured Games), at the end of this year, as comprising:

●

Two products positioned for category leadership: Video Poker Classic in the video poker category and Solitaire Dash in the solitaire category (we have confidence in our partnership with Cheetah Mobile)

●	Two “pure play” subscription products: Dot to Dot – Relaxing Puzzles and a second soon-to-launch subscription product

●	Two growth titles that have future category leading potential: Dice Mage Online and our upcoming idle tapper game

We believe that this portfolio provides us with a strong position from which to grow overall revenue and adjusted EBITDA* in 2019. We expect to see revenue stack as we scale these existing products and as we launch a select number of new titles next year.”

Product Highlights

The Company ended Q3 with 399 active mobile titles, of which nine were released during the quarter. As of September 30, 2018, Tapinator had 101 mobile titles in its portfolio that had each achieved at least one million downloads, up from 94 mobile titles that had reached this milestone at the end of 2017.

Full-Featured Games & Apps:

The Company continues to have significant conviction regarding its Full-Featured Games and Applications business. The Company’s strategy for its Full-Featured business is to create category leading mobile products that are evergreen in nature (“Category Leading Apps” or “CLAs”). In order to achieve this objective, the Company focuses on developing products that achieve customer lifetime values (LTVs) that exceed the customer acquisition cost, at scale. The Company has been able to achieve this, at certain download volumes, for two products: Video Poker Classic and Solitaire Dash.

The Company’s goal for the remainder of 2018 and 2019 is to continue improving core metrics and scale both of these games via marketing, as well as establish category leadership for its newer and upcoming products. Our Full-Featured product highlights include:

Solitaire Dash 2.0 (released in June 2018): our horse-racing themed tri-peaks solitaire game received a significant update for its 2.0 version. The game now combines the proven systems of top grossing card games with its own unique features to create a best-in-class solitaire product. Results from the game update have exceeded management’s expectations and have resulted in significant retention and ARPDAU improvements from previously strong baseline metrics. Pursuant to the global distribution deal that we announced during the third quarter with Cheetah Mobile, we now plan to further accelerate product development of Solitaire Dash to fully leverage the additional marketing resources that are now being applied to the title as a result of this exciting partnership.

Dot to Dot – Relaxing Puzzles (released globally in October 2018): This is our first product focused on subscription as the primary monetization model. Through this freemium subscription product, a user can create beautiful pictures by connecting dots, as part of a meditative, relaxing experience. Once the pictures are formed, the user can bring them to life by using our unique coloring functionality. The product targets an audience that is similar to the “coloring app” demographic, which has proven to offer top grossing chart potential, without competing head-on with existing coloring apps.

Dice Mage Online (global release scheduled for November 29th, 2018): Dice Mage Online is the multiplayer sequel to the original Dice Mage and Dice Mage 2 titles. Each predecessor game was featured as a “New Game We Love” on iOS, and has great player reviews (average score above 4.5 out of 5.0). We have high expectations for Dice Mage Online based on the performance of its predecessors and the significant improvements we have made to this multiplayer version of the title.

Freemium Subscription Product 2 (global release scheduled for November 2018): Our second freemium subscription product targets a large market with evergreen functionality and, we believe, has Top 150 chart grossing potential. This product joins our first “pure-play” subscription product, Dot to Dot – Relaxing Puzzles. Similarly, it targets a primarily female market with features and content that are conducive to creating a successful subscription business.

Idle Tapper Game (soft launch scheduled for November 21st, 2018; global release in early 2019): Our idle tapper game joins a category that has proven itself to be evergreen on mobile and capable of sustaining top grossing products. We believe our upcoming title to be a best-in-class, as well as innovative, addition to this genre. This game will soft launch on November 21st, will remain in soft launch through the holiday season, and will launch globally in early 2019.

Video Poker Classic 2.0 (scheduled for release in early 2019): Video Poker Classic is one of the top three video poker games on iOS and has nearly 15,000 reviews with an average score of 4.7 out of 5.0. One of the reasons for the title’s success is its consistency with a real-world casino experience. Our upcoming 2.0 version will maintain this consistency while adding functionality and game types that players have shown to appreciate in a casino setting

Rapid-Launch Games:

We previously recognized and communicated that our legacy-based Rapid-Launch Games business has peaked and that we chose to pivot the strategic focus of Tapinator to our Full-Featured Mobile Games and Applications business, where we believe the opportunity to be significantly greater and more sustainable. While our Rapid-Launch Games library continues to be impressive in scale and provide a meaningful long tail of revenue to the Company, recent changes in the Google Play store have reduced the discovery of our existing Rapid Launch Games and have likely made the introduction of new Rapid Launch Games to be more challenging. As a result of these changes, we are forecasting year-over-year declines in this business in 2018. This impact is included in our updated 2018 guidance provided below.

Financial Highlights
	Three Months Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
GAAP Results
Revenue	$681,337	$849,787	$2,303,698	$2,282,677
Net Loss	$607,999	$506,511	$2,080,931	$2,922,885
Diluted Net Loss Per Share	$(0.01)	$(0.01)	$(0.02)	$(0.05)

Cash	$1,009,548	$134,426	$1,009,548	$134,426

Non-GAAP Results
Bookings	$1,087,741	$898,775	$2,687,699	2,618,109
Adjusted EBITDA	$(26,273)	$123,566	144,025	127,081

Quarterly Summary of Results

Tapinator recorded gross revenues of $681,337 and bookings of $1,087,741 for the three-month period ended September 30, 2018. This compares to gross revenues of $849,787 and bookings of $898,775 for the comparable three-month period in 2017.

The decrease in revenue was attributable primarily to a decrease in Consumer App Store Transactions and Advertising related bookings from both our Rapid-Launch and Full-Featured Games, which was partially offset by an increase from Other Revenue associated with the Solitaire Dash License Agreement that we entered into during Q3 2018.

The increase in bookings was primarily a result of increased bookings associated with our Full-Featured Games and the Solitaire Dash License Agreement that we entered into during Q3 2018, which was partially offset by a decrease in bookings achieved by our Rapid Launch Games during the period.

The Company recorded a net loss of $607,999 for the three-month period ended September 30, 2018, as compared to a net loss of $506,511 for the comparable three-month period in 2017. The net loss increase was primarily due to a decrease in revenue, an increase in marketing and an increase in non-cash, stock-based compensation expense, which together were partially offset by an increase in gross margin and a reduction of amortization of debt discount and interest expense.

For the three-month period ended September 30, 2018, the Company recorded adjusted EBITDA (a non-GAAP measure of earnings discussed below) of ($26,273), as compared to adjusted EBITDA of $123,566 for the comparable three-month period in 2017. The decrease in adjusted EBITDA is primarily due to an increase in net loss, combined with decreases in interest expense, depreciation and amortization of other assets and amortization of debt discount, which together were partially offset by increases in stock-based expense during the comparative periods.

Year-To-Date Summary of Results

Tapinator recorded gross revenues of $2,303,698 and bookings of $2,687,699 for the nine-month period ended September 30, 2018. This compares to gross revenues of $2,282,677 and bookings of $2,618,109 for the comparable nine-month period in 2017.

The increase in revenue is attributable primarily to an increase in Consumer App Store Transactions, driven from within both our Full-Featured Games and our Rapid-Launch Games and an increase in Other Revenue from our Full-Featured Games associated with the Solitaire Dash License Agreement that we entered into during Q3 2018, both of which were partially offset by a decrease in Advertising related bookings, driven by DAU declines from within both our Full-Featured and Rapid-Launch Game portfolios.

The increase in bookings was primarily a result of increased bookings associated with our Full-Featured Games and the Solitaire Dash License Agreement that we entered into during Q3 2018, which was partially offset by a decrease in bookings achieved by our Rapid Launch Games during the period.

The Company recorded a net loss of $2,080,931 for the nine-month period ended September 30, 2018, as compared to a net loss of $2,922,885 for the comparable nine-month period in 2017. The net loss decrease was primarily due to a decrease in marketing, a decrease in amortization of software development costs, a reduction in debt discount amortization, decreased losses on debt extinguishment and reduced interest expense, which together were partially offset by an increase in research and development and an increase in non-cash, stock-based compensation expense.

For the nine-month period ended September 30, 2018, the Company achieved adjusted EBITDA (a non-GAAP measure of earnings discussed below) of $144,024, as compared to adjusted EBITDA of $127,081 for the comparable nine-month period in 2017. The increase in adjusted EBITDA is primarily due to a decrease in net loss, combined with decreases in interest expense, amortization of capitalized software development, depreciation and amortization of other assets, amortization of debt discount and loss on extinguishment, which together were partially offset by increases in stock-based expense during the comparative periods.

Tapinator’s cash balance increased to $1.0 million as of September 30, 2018 from the period ended December 31, 2017 when the cash balance was $247 thousand.

The increase in cash during the period was primarily due to $314 thousand in cash generated from operations, $2.6 million in net proceeds received from the issuance of common stock and $120 thousand in net proceeds from exercised warrants, which together were offset by a $1.14 million principal repayment in conjunction with the retirement of our Senior Secured Convertible Debenture, $367 thousand used to repurchase all of our outstanding Series B Preferred Stock, and $100 thousand used to buy back the non-controlling interest in our Revolution Blockchain subsidiary.

2018 Full-Year Guidance Update (Unaudited)

Primarily as a result of the recent accelerated weakening in our Rapid-Launch Games and to a lesser extent due to certain Full-Featured product launch delays, both as discussed above, we are lowering our previously issued full-year revenue, bookings, net income and adjusted EBITDA guidance for 2018 as detailed below. Additionally, toward the end of the third quarter, the Company repurchased all of its outstanding Series B Preferred Stock for approximately $367,000. This repurchase, combined with the lowered operating results described above, has caused us to lower our previously issued year ending cash position guidance as detailed below.

		Previous Guidance		New Guidance
	Actual	Low	High	Low	High
($ in thousands)	FY 2017	FY 2018	FY 2018	FY 2018	FY 2018

Revenue	$3,141	$3,300	$3,600	$2,800	$3,000
Bookings *	$3,499	$3,500	$3,700	$3,200	$3,300
Net (Loss)	$(3,690)	$(2,850)	$(2,650)	$(3,200)	$(3,000)
Adjusted EBITDA *	$248	$200	$400	$90	$120
% of Revenue	8%	6%	11%	3%	4%
Cash	$247	$1,500	$1,700	$850	$950

About Tapinator

Tapinator Inc. (OTCQB: TAPM) develops and publishes mobile games and applications on the iOS, Google Play, and Amazon platforms. Tapinator's portfolio includes over 300 titles that, collectively, have achieved over 450 million mobile downloads, including products such as ROCKY™, Video Poker Classic, Solitaire Dash, Dot to Dot – Relaxing Puzzles and Dice Mage. Tapinator generates revenues through the sale of branded advertising and via consumer transactions, including in-app purchases and subscriptions. Founded in 2013, Tapinator is headquartered in New York, with product development teams located in North America, Europe and Asia. Consumers can find high-quality mobile entertainment wherever they see the ‘T’ character logo, or at http://tapinator.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Tapinator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “feel,” "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause the development and monetization of our mobile games, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our belief that our current strategy of focusing on a limited number of Full-Featured Games and Apps can establish long-term leadership within their respective category, our belief in our overall growth potential in 2019, our belief that our currently planned product launches will result in significant opportunity and revenue potential, our goal of continuing to improve the core metrics and scale of our current and new Full-Featured Games and Apps and our belief that certain of our to be launched Full-Featured Games will result in Top 150 chart grossing potential and best-in-class status. Tapinator undertakes no obligation to update or revise any forward-looking statements. The quoting and trading of the Company's common stock on the OTC Market Group's OTC Link quotation system is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the Company's operations or business prospects. As a result, there may be volatility in the market price of the shares of the Company's common stock for reasons unrelated to operating performance. Moreover, the OTC Market Group's OTC Link quotation system is not a stock exchange, and trading of securities on it is often more sporadic than trading of securities listed on the NASDAQ Stock market or another securities exchange. Accordingly, stockholders may have difficulty reselling any of their shares. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company, see Tapinator's Risk Factors which are available within the disclaimers section of Tapinator.com.

*Non-GAAP Financial Measures

We have provided in this release the non-GAAP financial measures of Bookings and adjusted EBITDA, as a supplement to the consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Management uses Bookings and adjusted EBITDA internally in analyzing our financial results to assess operational performance and liquidity. The presentation of Bookings and adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to Bookings and adjusted EBITDA in assessing our performance and when planning, forecasting and analyzing future periods. We believe Bookings and adjusted EBITDA is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical Bookings and adjusted EBITDA to the most directly comparable GAAP financial measures below. Some limitations of Bookings and adjusted EBITDA are as follows:

●	Bookings does not reflect that we defer and recognize online game revenue over the estimated life of durable virtual goods;

●

Adjusted EBITDA does not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

●	Adjusted EBITDA does not reflect income tax expense;

●	Adjusted EBITDA does not include other income or expense, which includes foreign exchange gains and losses and interest income or expense;

●

Adjusted EBITDA excludes depreciation and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

●	Other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA along with other financial performance measures, including revenue, net income (loss), diluted net income (loss) per share, cash flow from operations, GAAP operating expense, GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details:

Reconciliation of GAAP to Non-GAAP Results (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Reconciliation of Revenue to Bookings:
Revenue	$681,337	$849,787	$2,303,699	$2,282,677
Change in deferred revenue	$406,406	$48,988	$384,000	$335,432
Bookings	$1,087,741	$898,775	$2,687,699	$2,618,109

	Three Months Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(607,999)	$(506,511)	$(2,080,931)	$(2,922,885)
Interest expense, net	$(1,137)	$120,000	133,464	$413,478
Income taxes	$775	$(77)	$4,575	$6,473
Amortization of capitalized software development	$166,175	$167,259	$437,198	$543,157
Depreciation and amortization of other assets	$2,230	$5,194	$7,978	$16,753
Amortization of debt discount	$0	$281,813	$187,876	$1,122,440
Loss On Extinguishment	$0	$0	$0	$830,001
Stock-based expense	$413,682	$55,888	$1,453,864	$117,664
Adjusted EBITDA	$(26,273)	$123,566	$144,025	$127,081

CONTACT

Tapinator Investor Relations

investor.relations@tapinator.com

(914) 930-6232